Exhibit 10.12

May 27th, 2015

David-Alexandre C. Gros

220 Marlborough Street, #6

Boston, MA 02116

Dear David-Alexandre:

I am pleased to offer you the position of Senior Vice President, Chief Business Officer with Alnylam Pharmaceuticals, Inc. reporting to John Maraganore, Chief Executive Officer. You will receive a semi-monthly salary of $17,708.34, which is equivalent to $425,000.16 annually. All payments to you will be subject to legally required tax withholdings. In addition, you are eligible to participate in the company’s 2015 Annual Incentive Program. Your incentive target will be 40% of your annual base salary and is subject to achievement of Company and individual performance goals. You will be eligible for a pro-rated bonus if your employment date occurs on or before September 30th of this year.

You will receive an initial sign-on bonus of $200,000.00 (the “Initial Bonus”) on the first regularly scheduled pay period following your first 30 days of employment and an additional $100,000.00 bonus (the “Subsequent Bonus”) on the first regularly scheduled pay period following the first anniversary of your start date. In the event you voluntarily terminate your employment with Alnylam, other than for good reason, or you are terminated by Alnylam for cause, within twelve (12) months of (i) the Initial Bonus or (ii) the Subsequent Bonus, you will be required to repay the full amount of either the Initial Bonus (if you leave within the first twelve (12) months), or the Subsequent Bonus, if you leave within months twelve (12) through twenty-four (24). Any such repayment will be required within 30 days following your last day of employment with Alnylam.

You will be granted a stock option to purchase 140,000 shares of the company’s Common stock on your first day of employment with the corporation. Your stock option grant will be subject to the standard terms and conditions of the Alnylam Stock Option Plan Program, and the exercise price shall be equal to the closing price of the common stock on your first day of employment. The option will vest over four years at the rate of 25% after twelve months of full time active employment and then an additional 6.25% for each additional quarter of full time active employment until the fourth anniversary of the grant date, when the option will be fully vested.

You will also be eligible to participate in the company’s Medical and Dental Insurance Programs as well as the Life, AD&D, Short and Long Term Disability Plans. You will accrue three weeks (15 days) paid vacation each year and receive 11 paid holidays annually in accordance with the company holiday schedule. In addition you will be eligible to participate in the Alnylam Savings and Investment Plan, Employee Stock Purchase Plan and Flexible Spending Program for daycare and medical care expenses. Alnylam also provides transportation benefits. Finally, you will also receive support with 2015 tax preparation.

In the event you are terminated by Alnylam, other than for Cause, during your first 48 months of employment , Alnylam agrees to propose a severance arrangement for you to its Compensation Committee for consideration that is consistent with Alnylam’s past practice in providing severance in certain other executive level employees of the organization under similar circumstances.

For purposes of this Agreement, “Cause” shall be defined as (i) an intentional material act of fraud or dishonesty in connection with your duties hereunder or otherwise in the course of your employment with

300 Third Street  ●  Cambridge MA, 02142  ●  main 617.551.8200  ●  fax 617.551.8201

Alnylam; (ii) your conviction of or pleading guilty to any felony or any crime involving moral turpitude or dishonesty; (iii) your material breach of Alnylam policies ; (iv) your intentional and material damage to Alnylam’s property; (v) your failure to sudstaintially perform your reasonable responsibilities and duties under this Agreement , other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment, that you do not cure within a reasonable cure period not less than thirty (30) days following written notice of such failure to substaintialy perform said duties; or (vi) your material breach of any Confidentiality Agreement.

The offer of employment is contingent upon satisfactory reference checks, and your signing the company’s standard Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement (copy attached) and 1-9 Employment Verification Form. You will be required to submit documentation that establishes identity and employment eligibility in accordance with the US Immigration and Naturalization requirements. If there are any other agreements of any type that you are aware of which may impact or limit your ability to perform your job at Alnylam, please let us know as soon as possible.

It is important for you to understand that Massachusetts is an “at will” employment state. This means that you will have the right to terminate your employment relationship with Alnylam at any time for any reason. Similarly, Alnylam will have the right to terminate its employment relationship with you at any time for any reason.

We are very excited about having you join our team and anticipate that you will make many important contributions to our Company and strategic mission. As discussed your start date will be June 8th, 2015

Very truly yours,

Karen Anderson
Chief Human Resources Officer

I have read and accept this employment offer. I will begin employment on June 8, 2015

David-Alexandre C. Gros

Dated: May 29, 2015